Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
VICTORY CAPITAL HOLDINGS, INC.

Victory Capital Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

(1)                                 The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 13, 2013.

(2)                                 This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

(3)                                 This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation in its entirety.

(4)                                 The text of the current Certificate of Incorporation hereby is amended and restated in entirety as follows:

ARTICLE I.
NAME

The name of the corporation (the “Corporation”) is Victory Capital Holdings, Inc.

ARTICLE II.
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), as the same exists or may hereafter be amended.

ARTICLE IV.
CAPITAL STOCK

I.                                        Authorized Capital

A.                                    The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 610,000,000, which shall be divided into three classes as follows: 400,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common

Stock”); 200,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with Class A Common Stock, the “Common Stock”); and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

B.                                    Immediately upon the effectiveness (the “Effective Time”) of this Amended and Restated Certificate of Incorporation (as amended or modified from time to time, this “Amended and Restated Certificate of Incorporation”), each share of the Corporation’s common stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any holder thereof, be reclassified as, and shall become, one share of Class B Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s common stock shall from and after the Effective Time be deemed to represent shares of Class B Common Stock, without the need for surrender or exchange thereof or, if such shares are uncertificated, the Corporation, or any transfer agent of the Corporation, shall register such shares of Class B Common Stock in book-entry form.

C.                                    The number of authorized shares of any class of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of such class voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). For the avoidance of doubt, all references to the number of shares outstanding in this Amended and Restated Certificate of Incorporation shall include shares of capital stock subject to time-vesting or other restrictions.

II.                                   Common Stock

A.                                    Voting Rights.

1.                                      Except as otherwise provided in this Amended and Restated Certificate of Incorporation or otherwise required by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation. No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled.

2.                                      Except as provided in Section II.F.5 of this Article IV, each holder of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Class A Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

3.                                      Each holder of Class B Common Stock shall be entitled to ten votes for each share of Class B Common Stock held as of the applicable record date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Class B Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).

B.                                    Dividends.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation (the “Board of Directors”) from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be. Notwithstanding the foregoing, the Board of Directors may pay or make a disparate dividend or distribution per share of Class A Common Stock or Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

C.                                    Liquidation.  Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock shall be divided among and distributed ratably to the holders of the Class A Common Stock and the Class B Common Stock treated as a single class unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution, distribution of assets or winding up is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

D.                                    Subdivision, Combination or Reclassification.  If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided, combined or reclassified in the same manner; provided, however, that shares of one such class of Common Stock may be subdivided, combined or reclassified in a different or disproportionate manner if such subdivision, combination or reclassification is approved in advance by the affirmative vote (or written consent) of the holders of a majority of the outstanding shares of Class A Common Stock and Class B Common Stock, each voting separately as a class.

E.                                     Equal Status.  Except as expressly permitted in this Article IV, Class A Common Stock and Class B Common Stock shall have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters.

F.                                      Conversion of Class B Common Stock.

1.                                      Voluntary Conversion.  Each share of Class B Common Stock shall be convertible into one fully paid and non-assessable share of Class A Common Stock at the option of the holder thereof. Before any holder of Class B Common Stock shall be entitled voluntarily to convert any shares of such Class B Common Stock, such holder shall surrender the certificate or certificates therefor (if any), duly endorsed, at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names (a) in which the certificate or certificates representing the shares of Class A Common Stock into which the shares of Class B Common Stock are so converted are to be issued if such shares are certificated or (b) in which such shares are to be registered in book entry if such shares are uncertificated. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Common Stock, or to the nominee or nominees of such holder, a certificate or certificates representing the number of shares of Class A Common Stock to which such holder shall be entitled as aforesaid (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Class B Common Stock to be converted following or contemporaneously with the written notice of such holder’s election to convert, and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of such time. The Corporation shall take all steps required to retire each share of Class B Common Stock that is converted pursuant to this Section II.F.1 of Article IV and the reissuance of such shares shall be prohibited.

2.                                      Automatic Conversion.  (a) Each share of Class B Common Stock shall automatically, without further action by the holder thereof, be converted into one fully paid and non-assessable share of Class A Common Stock upon (i) the occurrence of a Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock, (ii) if held by a natural person or such natural person’s Permitted Transferees, death of such natural person and (iii) if held by an Employee Shareholder (as defined below) or such Employee Shareholder’s Permitted Transferees, the termination of employment by such Employee Shareholder; and (b) all shares of

Class B Common Stock shall automatically, without further action by any holder thereof, be converted into an identical number of shares of fully paid and non-assessable Class A Common Stock on the date on which the number of shares of Class B Common Stock then outstanding constitutes less than 10% of the aggregate number of shares (not voting power) of Common Stock then outstanding (the occurrence of an event described in clause (a) or (b) of this Section II.F.2 of Article IV, a “Conversion Event”). Each outstanding stock certificate that, immediately prior to a Conversion Event, represented one or more shares of Class B Common Stock subject to such Conversion Event shall, upon such Conversion Event, be deemed to represent an equal number of shares of Class A Common Stock, without the need for surrender or exchange thereof. The Corporation, or any transfer agent of the Corporation, shall, upon the request of any holder whose shares of Class B Common Stock have been converted into shares of Class A Common Stock as a result of a Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate(s) formerly representing such holder’s shares of Class B Common Stock (if any), issue and deliver to such holder certificate(s) representing the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock were converted as a result of such Conversion Event (if such shares are certificated) or, if such shares are uncertificated, register such shares in book-entry form. The Corporation shall take all steps required to retire each share of Class B Common Stock that is converted pursuant to this Section II.F.2 of Article IV and the reissuance of such shares shall be prohibited.

3.                                      Policies and Procedures of Conversion.  The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate of Incorporation, relating to the conversion of the Class B Common Stock into Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem necessary or advisable in connection therewith. If the Corporation has a reasonable basis to believe that a Transfer giving rise to a conversion of shares of Class B Common Stock into Class A Common Stock has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request in writing that the holder of such shares furnish affidavits or other reasonable evidence to the Corporation as the Corporation deems necessary to determine whether a Transfer giving rise to a conversion of shares of Class B Common Stock to Class A Common Stock has occurred and if such holder does not, within thirty (30) days after receipt of such written request, furnish reasonable evidence to the Corporation to enable the Corporation to determine that no such Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and the same shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting or by written consent, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders or in connection with any such written consent and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.  A determination by the Board of Directors that a Transfer results in a conversion to Class A Common Stock shall be conclusive and binding.

4.                                      Reservation of Stock.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock.

5.                                      Protective Provisions.  The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive this Section II of Article IV (or adopt any provision inconsistent therewith), unless such action is first approved by the affirmative vote (or written consent) of the holders of a majority of the votes entitled to be cast by the holders of shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law, this Amended and Restated Certificate of Incorporation or the Bylaws (as defined in Article V), and the holders of Class A Common Stock shall have no right to vote thereon.

G.                                    Definitions. For purposes of this Amended and Restated Certificate of Incorporation (except where specified sections of the Amended and Restated Certificate of Incorporation otherwise define such terms):

1.                                      “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that no securityholder of the Corporation shall be deemed an Affiliate of any other securityholder solely by reason of any investment in the Corporation.

2.                                      “control” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

3.                                      “Crestview Entities” shall mean Crestview Victory, L.P. and the Crestview Funds and their respective Crestview Permitted Holders, other than any such Crestview Permitted Holder that receives shares of Common Stock pursuant to a Distribution in Kind.

4.                                      “Crestview Funds” shall mean, collectively, Crestview Partners II, L.P., Crestview Partners II (FF), L.P., Crestview Partners II (TE), L.P., Crestview Offshore Holdings II (Cayman), L.P., Crestview Offshore Holdings II (FF Cayman), L.P. and Crestview Offshore Holdings II (892 Cayman), L.P.

5.                                      “Crestview Permitted Holder” shall mean (A) any Crestview Fund, (B) any Affiliate or member of any Crestview Entity, (C) any general or limited partner of any Crestview Fund (a “Crestview Partner”), (D) any current or former general partner, limited partner, manager, director, officer or employee of any Crestview Fund or any

Crestview Partner (collectively, “Crestview Associates”), (E) any heir, executor, administrator, testamentary trustee, legatee or beneficiary of any Crestview Partner or any Crestview Associate and (F) a trust, corporation, partnership or other entity substantially all of the economic interests of which are held by or for the benefit of the Crestview Funds, their Affiliates, any Crestview Partner, any Crestview Associate, their spouses or their children (whether by birth or adoption).

6.                                      “Distribution in Kind” shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation, exchange, pledge, encumbrance, distribution, bequest, donation or other transfer or disposition by any Crestview Entity or RCP Entity, as applicable, of shares of Common Stock to any members, stockholders or partners of such Crestview Entity or RCP Entity, as applicable, by means of a distribution in respect of the shares of or equity interests in such Crestview Entity or RCP Entity, as applicable.

7.                                      “Employee Shareholder” shall mean any employee of the Corporation or its subsidiaries who holds shares of Class B Common Stock.

8.                                      “Employee Shareholders’ Agreement” shall mean that certain Employee Shareholders’ Agreement, expected to be dated on or about February 12, 2018, among the Corporation and the Employee Shareholders named therein, as the same may be amended or modified from time to time in accordance with the terms thereof.

9.                                      “Permitted Transfer” shall mean any of the following: (A) any Transfer of shares of Class B Common Stock to a broker or other nominee; provided that the transferor, immediately following such Transfer, retains (1) Voting Control, (2) control over the disposition of such shares, and (3) the economic consequences of ownership of such shares; (B) any Transfer of shares of Class B Common Stock by a Crestview Entity to a Crestview Permitted Holder; (C) any Transfer of shares of Class B Common Stock by an RCP Entity to an RCP Permitted Holder; and (D) any Transfer of shares of Class B Common Stock by a stockholder who is a natural person to a trust the beneficiaries of which, or any corporation, limited liability company or partnership the stockholders, members or partners of which, include only such stockholder or the spouse or lineal descendants (whether natural or adopted) of such stockholder and which is controlled solely by such stockholder; provided that the transferor, immediately following such Transfer, retains Voting Control. The transferee of any such Permitted Transfer shall be referred to as a “Permitted Transferee.”

10.                               “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

11.                               “RCP Entities” shall mean, collectively, RCP Lake Co-Invest, L.P., Reverence Capital Partners Opportunities Fund I, L.P., Reverence Capital Partners Opportunities Fund I (AI), L.P., Reverence Capital Partners Opportunities Fund I (Cayman), L.P. and any RCP Fund and their respective RCP Permitted Holders, other than any such RCP Permitted Holder that receives shares of Common Stock pursuant to a Distribution in Kind.

12.                               “RCP Fund” shall mean any private investment fund raised by Reverence Capital Partners, LLC after the date of adoption of this Amended and Restated Certificate of Incorporation that is focused on financial services investments, together with its parallel and related investment vehicles.

13.                               “RCP Permitted Holder” shall mean (A) any RCP Fund, (B) any Affiliate or member of any RCP Entity, (C) any general or limited partner of any RCP Fund (an “RCP Partner”), (D) any current or former general partner, limited partner, manager, director, officer or employee of any RCP Fund or any RCP Partner (collectively, “RCP Associates”), (E) any heir, executor, administrator, testamentary trustee, legatee or beneficiary of any RCP Partner or any RCP Associate and (F) a trust, corporation, partnership or other entity substantially all of the economic interests of which are held by or for the benefit of the RCP Funds, their Affiliates, any RCP Partner, any RCP Associate, their spouses or their children (whether by birth or adoption).

14.                               “Transfer” of a share of Class B Common Stock shall mean, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation, exchange, pledge, encumbrance, distribution, bequest, donation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise), including, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over such share, by proxy or otherwise. Notwithstanding the foregoing, the following shall not be considered a “Transfer” within the meaning of this Article IV:

(a)                                 the granting by a stockholder of a proxy to (x) with respect to Employee Shareholders, the Employee Shareholders Committee (as defined in the Employee Shareholders’ Agreement) pursuant to the Employee Shareholders’ Agreement, (y) officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders or (z) a representative of a stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders;

(b)                                 the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(c)                                  the entering into of a tender, support or similar voting agreement (with or without granting a proxy) in connection with (x) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (y) any sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, or (z) any consolidation or merger of the Corporation with or into any other Person or any other corporate reorganization; or

(d)                                 the fact that the spouse of any holder of shares of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such shares of Class B Common Stock.

A “Transfer” shall be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the stockholder who effected the Transfer of such shares to such Permitted Transferee.

15.                               “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

III.                              Preferred Stock

A.                                    Preferred Stock may be issued from time to time by the Corporation. The Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without stockholder approval, the designation of such series, the powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of such series of Preferred Stock and the number of shares of such series, and as may be permitted by the DGCL. The powers, preferences and relative, participating, optional and other special rights of, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series at any time outstanding.

B.                                    Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).

ARTICLE V.
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A.                                    Amendment of Amended and Restated Certificate of Incorporation.  The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in any manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

B.                                    Amendment of Bylaws.  The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the amended and restated bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate of Incorporation. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VI.
BOARD OF DIRECTORS

A.                                    Except as otherwise provided in this Amended and Restated Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the total number of directors shall be determined from time to time exclusively by the Board of Directors. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as practicable, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date the Class A Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as practicable, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, disqualification or removal from office. The Board of Directors is authorized to assign members of the Board of Directors already in office to their respective class.

B.                                    Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, disqualification, removal or other cause) shall be filled, unless otherwise required by law or by the Board of Directors, by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, disqualification or removal.

C.                                    Any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time only for cause and only by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class.

D.                                    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII.
LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION

A.                                    To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.                                    Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

ARTICLE VIII.
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL
MEETINGS OF STOCKHOLDERS

A.                                    For as long as the Crestview Entities beneficially own, in the aggregate, more than 50% of the voting power of the outstanding shares of stock of the Corporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner required by law. Delivery made to the Corporation’s registered office shall be made by hand, overnight courier or by certified or registered mail, return receipt requested. Once the Crestview Entities beneficially own, in the aggregate, 50% or less of the voting power of the outstanding shares of stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

B.                                    Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors pursuant to a resolution adopted by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer of the Corporation; provided, however, that for as long as Crestview Entities hold, in the aggregate, more than 50% of the voting power of the outstanding shares of stock of the Corporation, special meetings of the stockholders of the Corporation for any purpose or purposes shall also be called by or at the direction of the Board of Directors or the Chairman of the Board of Directors at the request of the holders of shares of stock of the Corporation entitled to cast a majority of votes entitled to be cast at the meeting.

C.                                    An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by, or in the manner determined by, the Board of Directors.

D.                                    A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors, and, except as otherwise expressly required by law or by this Amended and Restated Certificate of Incorporation, all matters shall be determined by the affirmative vote of a majority of the directors present at any meeting at which a quorum is present.

E.                                     Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE IX.
COMPETITION AND CORPORATE OPPORTUNITIES

A.                                    In recognition and anticipation that certain directors, principals, members, officers, associated funds, employees and/or other representatives of the Crestview Entities or the RCP Entities and their respective Affiliates may serve as directors, officers or agents of the Corporation, the Crestview Entities, the RCP Entities and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Crestview Entities, the RCP Entities or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

B.                                    None of (i) the Crestview Entities or any of their respective Affiliates or (ii) the RCP Entities or any of their respective Affiliates (the Persons identified in (i) and (ii) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the

Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section D of this Article IX. Subject to said Section D of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other matter or business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no fiduciary duty or other duty (contractual or otherwise) to communicate, present or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty or other duty (contractual or otherwise) as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, offers or directs such corporate opportunity to another Person, or does not present such corporate opportunity to the Corporation or any of its Affiliates.

C.                                    In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation and its subsidiaries, taken as a whole, are neither financially or legally able, nor contractually permitted, to undertake, (ii) from its nature, is not in the line of the Corporation’s or its subsidiaries’ businesses or is of no practical advantage to the Corporation or its subsidiaries or (iii) is one in which neither the Corporation nor its subsidiaries has any interest or reasonable expectancy.

D.                                    The Corporation does not renounce its interest in any corporate opportunity offered to any Person if such opportunity is expressly offered to such Person solely in his or her capacity as a director or officer of the Corporation.

E.                                     To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

F.                                      For purposes of this Article IX, “Affiliate” shall mean (a) in respect of any Crestview Entity, any Person that directly or indirectly is controlled by such Crestview Entity, controls such Crestview Entity or is under common control with such Crestview Entity and shall include any Crestview Partner or Crestview Associate, (b) in respect of any RCP Entity, any

Person that directly or indirectly is controlled by such RCP Entity, controls such RCP Entity or is under common control with such RCP Entity and shall include any RCP Partner or RCP Associate and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

ARTICLE X.
DGCL SECTION 203 AND BUSINESS COMBINATIONS

A.                                    The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.                                    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.                                      Prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

2.                                      Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by Persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

3.                                      At or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C.                                    For purposes of this Article X:

1.                                      “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

2.                                      “associate,” when used to indicate a relationship with any Person, shall mean: (a) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

3.                                      “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, shall mean:

(a)                                 any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (i) with the interested stockholder, or (ii) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article X is not applicable to the surviving entity;

(b)                                 any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(c)                                  any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii)-(v) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(d)                                 any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(e)                                  any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a)–(d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.                                      “control,” including the terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.                                      “Crestview Transferee” shall mean any Person that acquires (other than in a registered public offering or through a broker’s transaction executed on any securities exchange or other over-the-counter market) directly from the Crestview Entities or any of their respective Affiliates or successors beneficial ownership of 5% or more of the outstanding voting stock of the Corporation. For the purposes of this Amended and Restated Certificate of Incorporation, beneficial ownership of shares shall be determined in accordance with Rule 13d-3 promulgated under the Exchange Act (except, for the avoidance of doubt, holders of Class B Common Stock will not be deemed to be beneficial owners of Class A Common Stock).

6.                                      “interested stockholder” shall mean any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include or be deemed to include, in any case, (i) any Crestview Entity, any Crestview Transferee or any of their respective Affiliates or successors, or (ii) any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided further that such Person shall be an interested stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an interested stockholder, the voting stock of the

Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

7.                                      “owner,” including the correlative terms “own” and “owned,” when used with respect to any stock, shall mean a Person that individually or with or through any of its Affiliates or associates:

(a)                                 beneficially owns such stock, directly or indirectly; or

(b)                                 has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(c)                                  has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or associates beneficially own, directly or indirectly, such stock.

8.                                      “Person” shall mean any individual, corporation, partnership, unincorporated association or other entity.

9.                                      “stock” shall mean, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

10.                               “voting stock” shall mean stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI.
MISCELLANEOUS

A.                                    If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (1) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of

Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (2) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Corporation to the fullest extent permitted by law.

B.                                    When the terms of this Amended and Restated Certificate of Incorporation refer to a specific agreement or other document or a decision by any body or Person that determines the meaning or operation of a provision hereof, the Corporation shall maintain a copy of such agreement, document or decision at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

C.                                    Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of the Corporation, (2) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders or creditors, (3) any action asserting a claim against the Corporation or any director, officer, employee or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (4) any action asserting a claim against the Corporation or any director, officer, employee or stockholder of the Corporation governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section C of Article XI.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Victory Capital Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer on this 9th day of February, 2018.

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ David C. Brown

Name:	David C. Brown
Title:	Chief Executive Officer and Chairman

[Signature Page to Amended and Restated Certificate of Incorporation of Victory Capital Holdings, Inc.]